Exhibit 10.1
May 27, 2009
Mr. Philip G. Weaver
1400 Sawgrass Court
Bowling Green, OH 43402
     Re:    Employment Transition Agreement (the “Agreement”)
Dear Phil:
     When we learned you were contemplating retiring from Cooper Tire & Rubber Company (“Cooper”), we discussed with you the continuation of your services during the period of transition of your duties as Vice President and Chief Financial Officer to your successor. This letter confirms the agreement between you and Cooper with regard to this period of transition and your subsequent retirement:
1.	PERIOD OF TRANSITION — Beginning as of the date of this letter and continuing until December 31, 2009, you shall remain an employee of Cooper pursuant to the terms of this Agreement. You will continue to fulfill, to the best of your abilities, the duties and obligations of the position of Vice President and Chief Financial Officer until the earlier to occur of (a) the naming by Cooper of your successor; or (b) December 31, 2009. Upon the earlier to occur of (a) the naming by Cooper of your successor; or (b) December 31, 2009, you will relinquish your position as Vice President and Chief Financial Officer. Should the relinquishment of your position occur prior to December 31, 2009, you will continue to work until December 31, 2009 on an orderly transition of your former duties and obligations to your successor. During the period from the date of this Agreement until December 31, 2009 you shall continue to receive your current annual base salary in accordance with Cooper’s normal payroll practices and continue to be entitled to those employee benefits currently being received by you.
2.	RETIREMENT — You will retire from Cooper as of December 31, 2009. You shall receive the following benefits upon your retirement:
(a)	Your pension benefit under the Spectrum Retirement Plan and any nonqualified deferred compensation plan will be calculated based upon your retirement date of

Philip G. Weaver
May 27, 2009

December 31, 2009 except as provided for in Subparagraph (i) below. You will receive payment of your retirement benefits pursuant to the terms of the applicable Plan documents provided, however, that the Spectrum Retirement Plan and Non-Qualified Supplementary Benefit Plan, when considered as a whole, will provide benefits to you no less favorable than what would have been provided to you had the provisions of the Spectrum Retirement Plan and Non-Qualified Supplementary Benefit Plan in effect as of June 6, 2000 remained in effect, except that service credits under the Spectrum Retirement Plan and Non-Qualified Supplementary Benefit Plan cease to accrue after June 30, 2009. Pursuant to the terms of the Non-Qualified Supplementary Benefit Plan, your non-qualified benefit shall be payable in a lump sum cash payment equal to the actuarial equivalent of the retirement pension you have accrued under the Non-Qualified Supplementary Benefit Plan.
For purposes of this Section 2(a), “actuarial equivalent” shall be determined using the 1994 Uninsured Pensioner Mortality Table (UP-94) and annual compound interest at the Corporate Bond yield average for bonds rated Aaa by Moody’s reduced by fifty (50) basis points (.5 percent). The rate chosen from the aforementioned table will be for the month of August 2009 and will be truncated to the lower 0.25% increment (e.g. 6.00%, 6.25%, 6.50%, etc).

(b)	All stock options, restricted stock units (“RSU’s”) and, if earned, performance based stock units (“PSU’s) will continue to be governed by applicable Plan provisions except, however, one-third of the number of stock options granted to you as of April 6, 2009, shall vest on December 31, 2009. All shares of stock representing RSU or PSU distributions will be made within 5 business days following the later of the final determination and approval of the related number of shares to be issued or the vesting date applicable to each pursuant to the terms of the plans and your elections thereunder.

(c)	You will receive, no later than January 15, 2010, a lump sum payment of $545,800, less applicable tax withholding.

(d)	You will receive a minimum payment at the 100% level (50% of your current base salary) for your 2009 Annual Incentive Plan (“AIP”) up to a maximum payment at the 200% level, should such payment be determined payable pursuant to the AIP. Payment of the AIP amount shall be on the same date that payments under the AIP are paid to others but in no event later than March 15, 2010. The metrics and measurement formulas of the AIP have been provided to you previously by Mark Krivoruchka, Senior Vice President of Human Resources, in a note titled “Clarification items” dated May 4, 2009 and, for purposes of this Agreement, the AIP and AIP’s metrics and measurement formulas, are not subject to further changes.

Philip G. Weaver
May 27, 2009

(e)	Except as provided for in Subparagraph (i) below, for purposes of calculating your payment under the Long-Term Incentive Plan (“LTIP”), you shall be considered to have remained an employee until December 31, 2009. LTIP distributions, if any, will be paid pursuant to LTIP terms. The metrics and measurement formulas of the 2009 performance under the LTIP in effect for 2009 have been provided to you previously by Mark Krivoruchka, Senior Vice President of Human Resources, i) in your “2009 Executive Compensation Plan” letter dated April 17, 2009 and ii) in a note titled “Clarification items” dated May 4, 2009 and, for purposes of this Agreement, the LTIP in effect for 2009 and the LTIP’s metrics and measurement formulas, are not subject to further changes.

(f)	Cooper shall provide you with a vehicle, pursuant to Cooper’s vehicle program provisions currently in effect, until the earlier of: (a) your death; or (b) December 31, 2011.

(g)	Cooper shall pay the premiums for your retiree medical insurance and your Cooper provided life insurance plan for a period of two years following your retirement date.

(h)	For purposes of Section 409A, Cooper agrees that you will have incurred a separation from service as defined in Treasury Regulations §1.409A-1(n) as of the date of your retirement.

(i)	Notwithstanding the foregoing, should you die prior to your retirement date of December 31, 2009, the compensation and benefits provided hereunder shall cease as of the date of your death and your legal beneficiaries shall be eligible for survivorship benefits, if any, in accordance with the terms and conditions of the applicable plans, except, however, your legal beneficiaries shall be entitled to receive, upon your death, if it were to occur prior to December 31, 2009, (a) a continuation of your base salary pursuant to the provisions of Section 1 herein; (b) vesting of unvested stock options and distribution of shares equal to the number of RSU’s or PSU’s earned pursuant to the provisions of Section 2(b) herein; (c) any unpaid lump sum amount pursuant to the provisions of Section 2(c) herein; (d) distribution of AIP amounts pursuant to the provisions of Section 2(d) herein; (e) prorata amounts earned under LTIP Programs pursuant to provisions of Section 2(e) herein; and (f) provision of retiree medical insurance pursuant to the provisions of Section 2 (g) herein.
3.	MUTUAL AGREEMENT AND RELEASE -

Upon execution of this Agreement and, in consideration of entering into this Agreement, the Amended and Restated 2009 Employment Agreement entered into as of December

Philip G. Weaver
May 27, 2009

22, 2008 by you and Cooper (“Employment Agreement”) shall be superseded and of no further force and effect and the parties hereto release and forever discharge each other, their affiliates, officers, directors, stockholders, employees, successors, assigns, representatives, agents, heirs and counsel from all claims, losses, liabilities, responsibilities, obligations, damages, causes of actions and suits, including attorney fees, against each other arising out of the Employment Agreement.
In consideration of you entering into this Agreement, Cooper agrees to pay all amounts and benefits due or earned under this Agreement if your employment is terminated by Cooper for any reason prior to December 31, 2009, conditioned upon your full compliance with the provisions in Section 4 herein and your execution and delivery of the release, as described in the paragraph below.
The receipt of benefits and payments set forth in Sections 2 (b); 2 (c); 2 (d); 2(f); and 2(g) herein are conditioned upon you, or, in the event of your death prior to December 31, 2009, for receipt of those benefits which may be payable to your legal beneficiaries, pursuant to Section 2 (i) herein, your legal beneficiary and the authorized representative of your estate, executing and delivering a release in substantially the form of Exhibit A, attached hereto.
The parties hereto understand and agree that the rights and obligations set forth in this Section 3 are perpetual and, in any case, extend beyond the term of this Agreement.
4.	SECRECY AND NON-COMPETITION —
(A)	No Competing Employment. For so long as you are employed by Cooper to provide services and continuing for one (1) year after the termination of your employment for any reason (the “Non-Compete Period”), you shall not, unless you receive the prior written consent of Cooper’s Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership (except ownership of less than one percent (1.0%) of the number of shares outstanding of any securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, compete with any of the businesses engaged by Cooper or any of Cooper’s affiliates at the time of the termination of your retainer hereunder (such businesses are hereinafter referred to as the “Business”), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business. The restrictions imposed by this Section shall not apply to any geographic area in which neither Cooper nor any of its affiliates is engaged in the Business.

(B)	No Interference. During the Non-Compete Period, you shall not, whether for your own account or for the account of any other individual, partnership, firm,

Philip G. Weaver
May 27, 2009

corporation or other business organization or entity (other than Cooper), intentionally solicit, endeavor to entice away from Cooper or any of its affiliates or otherwise interfere with the relationship of Cooper or any of its affiliates with, any person who is employed by or associated with Cooper or any of its affiliates (including, but not limited to, any independent sales representatives or organizations) or any person or entity who is, or was within the then most recent 12-month period, a customer or client of Cooper or any of its affiliates.

(C)	Secrecy. You recognize that the services to be performed by you hereunder are special, unique and extraordinary in that, by reason of your continued employment and your past employment with Cooper, you may acquire or have acquired confidential information and trade secrets concerning the operation of Cooper or any of its affiliates, the use or disclosure of which could cause Cooper substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, you covenant and agree with Cooper that you will not at any time, except in performance of your obligations to Cooper hereunder or with the prior written consent of Cooper’s Board, directly or indirectly, disclose any trade secret or confidential information that you may learn or have learned by reason of your association with Cooper or any of its affiliates, or use any such information to the detriment of Cooper or any of its affiliates. The term “confidential information”, includes, without limitation, information not previously disclosed to the public or to the trade by Cooper’s management with respect to Cooper or any of its affiliates’ products, manufacturing processes, facilities and methods, research and development, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, marketing plans or strategies, financial information (including the revenues, costs or profits associated with Cooper or any of its affiliates’ products), business plans, prospects or opportunities. You understand and agree that the rights and obligations set forth in this Section are perpetual and, in any case, shall extend beyond the Non-Compete Period and your employment hereunder.

(D)	Exclusive Property. You confirm that all confidential information is and shall remain the exclusive property of Cooper. All business records, papers and documents kept or made by you relating to the business of Cooper shall be and remain the property of Cooper. Upon the termination of your employment with Cooper or upon the request of Cooper at anytime, you shall promptly deliver to Cooper, and shall not, without the consent of Cooper’s Board (which consent shall not be unreasonably withheld), retain copies of, any written materials not previously made available to the public, records and documents made by you or coming into your possession concerning the business or affairs of Cooper excluding records relating exclusively to the terms and conditions of your relationship with Cooper. You understand and agree that the rights and

Philip G. Weaver
May 27, 2009

obligations set forth in this Section are perpetual and, in any case, shall extend beyond the Non-Compete Period and your employment hereunder.

(E)	Injunctive Relief. Without intending to limit the remedies available to Cooper, you acknowledge that a breach of any of the covenants contained in this Section may result in material irreparable injury to Cooper for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Cooper shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Cooper from engaging in activities prohibited by this Section or such other relief as may be required to specifically enforce any of the covenants in this Section.

(F)	Extension of Non-Compete Period. In addition to the remedies Cooper may seek and obtain pursuant to this Section, the Non-Compete Period shall be extended by any and all periods during which you shall be found by a court possessing personal jurisdiction over you to have been in violation of the covenants contained in this Section.
5.	CHANGE IN CONTROL — Should a Change in Control occur prior to your retirement, then upon the earlier of (i) a Change in Control, as defined in Cooper’s Change in Control Severance Pay Plan (“CIC”), or (ii) a declaration by Cooper’s Board that a Change in Control is imminent, Cooper shall a) vest all unvested stock options, RSU’s earned and PSU’s earned, b) immediately distribute common shares in exchange for your surrender of your rights to RSU’s and PSU’s, and c) fund payments otherwise due under this Agreement as outlined in Sections 6 and 7 of the CIC.
6.	EFFECT OF SECTION 409A OF THE CODE — Notwithstanding anything to the contrary in this Agreement, if Cooper determines that any payments or taxable benefits to be provided to you pursuant to this Agreement are or may become subject to the additional tax under Section 4091A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A (the “409A Taxes”) as applicable at the time such payments and benefits are otherwise required under this Agreement unless payment is delayed for at least six (6) months following the date of your “separation from service” (as such term is defined under Section 409A) with Cooper, then:
     a)(i) such payments shall be delayed until the date that is six months after the date of your “separation from service” with Cooper, or for shorter period of time that Cooper determines is sufficient to avoid the imposition of the 409A Taxes (the “Payments Delay Period”), and (ii) such payments shall be increased by an amount equal to interest on such payments for the Payments Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in the Wall Street Journal) (the “Interest Rate”); and

Philip G. Weaver
May 27, 2009

     (b)(i) with respect to the provision of such taxable benefits, for a period of six months following the date of your “separation from service” with Cooper, or for shorter period of time that Cooper determines is sufficient to avoid the imposition of the 409A Taxes (the “Benefits Delay Period”), you shall be responsible for the full cost of providing such taxable benefits, and (ii) on the first day following the Benefits Delay Period, Cooper shall reimburse you for the costs of providing such benefits imposed on you during the Benefits Delay Period, plus interest accrued at the Interest Rate.
7.	LEGAL FEES AND EXPENSES — If it should appear to you that Cooper has failed to comply with any of its obligations under this Agreement or in the event that Cooper or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from you, the benefits provided or intended to be provided to you hereunder, Cooper irrevocably authorizes you to retain counsel of your choice, at the expense of Cooper, to advise and represent you in connection with any such interpretation, enforcement or defense. Cooper will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by you in connection with any of the foregoing; provided that, in regard to such matters, you have not failed to prevail in at least one asserted claim, have not acted frivolously, in bad faith or with no colorable claim, and have not asserted a claim in violation of the release required to be executed by you pursuant to Section 3 herein.
8.	GOVERNING LAW — All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.
9.	CONSTRUCTION — There is no verbal understanding between us, and this Agreement supersedes all prior proposals or other agreements between us concerning your employment with Cooper and your subsequent retirement. All conditions of your employment and your subsequent retirement are set forth in this Agreement, or contained in the applicable compensation and benefit plans. No amendment or modification to this Agreement shall be effective unless in writing and signed by you and Cooper. This Agreement shall be construed in accordance with the laws of the State of Ohio.
     If the foregoing correctly expresses our understanding, please signify your agreement hereto and return to the undersigned one executed copy and retain the duplicate hereof for your records.

Philip G. Weaver
May 27, 2009

Very truly yours,
COOPER TIRE & RUBBER COMPANY

By:	/s/ Mark W. Krivoruchka

Title:	SVP — Human Resources

ACCEPTED:
/s/ Philip G. Weaver

Date: May 27, 2009

EXHIBIT A
Release
          WHEREAS, the undersigned (the “Executive”) and Cooper Tire & Rubber Company (“Cooper”) entered into an Employment Transition Agreement as of May 27, 2009 (the “Agreement”); and
          WHEREAS, the Executive is required to sign this Release in order to receive certain benefits and payments as described in Sections 2(b); 2(c); 2(d); 2(f) and 2(g) of the Agreement.
          NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
     1. This Release is effective on the date hereof and will continue in effect as provided herein.
     2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Sections 2(b); 2(c); 2(d); 2(f) and 2(g) of the Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Agreement, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:
          (a) any and all claims arising out of or relating to the Executive’s employment by or service with the Company and his termination from the Company;
          (b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof, and any other applicable state statutes and regulations, and
          (c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied;

provided, however, that the foregoing shall not apply to claims to enforce rights that the Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that the Executive may have in the future under the Agreement or under this Release.
     3. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.
     4. The Executive further agrees and acknowledges that:
          (a) The release provided for herein releases claims to and including the date of this Release;
          (b) The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;
          (c) The Executive has been given a period of twenty-one (21) days to review and consider the terms of this Release, prior to its execution and that he may use as much of the twenty-one (21) day period as he desires; and
          (d) The Executive may, within seven (7) days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper shall not have any obligation to make further payments or provide benefits to the Executive as set forth in Sections 2(b); 2(c); 2(d); 2(f) and 2(g) of the Agreement.
     5. The Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.
     6. The Executive waives and releases any claim that he has or may have to reemployment after his retirement from Cooper.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Date:
Philip G. Weaver